CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Cafe Deco Group Limited and its subsidiaries (collectively the “Group”) on the Form F-1 of our report dated on August 15, 2025, except for Note 23, as to which the date is December 29, 2025, relating to our audits of the accompanying consolidated balance sheets of the Group as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity/(deficit) and cash flows for the years ended March 31, 2025 and 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

[January 28, 2026]